Exhibit 99.1

News Release

Rockwell Collins announces financial guidance for fiscal year 2016

•	Fiscal year 2016 revenue between $5.3 billion and $5.4 billion
•	Fiscal year 2016 earnings per share between $5.20 and $5.40
•	Fiscal year 2015 guidance reaffirmed

CEDAR RAPIDS, Iowa (September 18, 2015) - Rockwell Collins, Inc. (NYSE: COL) today announced guidance for fiscal year 2016. The company expects revenue between $5.3 billion and $5.4 billion, earnings per share in the range of $5.20 to $5.40, and cash flow from operations of $700 million to $800 million. Total segment operating margins are expected to be about 21%. This financial guidance includes the impact of an estimated restructuring charge in the range of 10 to 15 cents of earnings per share, which is expected to be finalized in the first quarter of fiscal year 2016.

“As we look to fiscal year 2016, our guidance for our Government Systems, Information Management Services, and Air Transport businesses are all in-line with our long term outlook," said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. "I’m encouraged by the progress we are making in all of these businesses, and I expect market conditions will support continued growth in fiscal year 2016."

Ortberg continued, “However, this is not the case in business aviation where we continue to experience weak market conditions.  At this time, we don’t expect to see these conditions improve significantly in the next year so we are re-setting our near-term expectations for that business. Our fiscal year 2016 guidance incorporates the previously announced production rate reduction on the Global 5000/6000 aircraft.  In addition, we have assumed additional rate reductions in both the mid-size and light segments of the business jet market in our guidance. The resulting effect is that we now expect our overall Business and Regional jet OEM sales to decrease low-double digits from fiscal year 2015.  In addition, we expect Business and Regional jet aftermarket sales to continue growing at a fairly modest level, similar to what we’ve seen in fiscal year 2015."

"While the decline in business aviation will make for a challenging year for our Commercial Systems business, we remain focused on executing the business to drive long-term growth in both operating margin and cash flow. We will be taking action through the first half of fiscal year 2016 to right-size our business to these new market conditions," said Ortberg.

Details related to the projected performance of the company’s businesses for fiscal year 2016 are as follows:

Commercial Systems

Commercial Systems provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide. Commercial Systems fiscal year 2016 revenue is expected to increase low-single digits when compared with 2015.

Air Transport Aviation Electronics
Air Transport aviation electronics sales are expected to grow high-single digits. Sales growth will be paced by higher deliveries of A350 and 787 aircraft to support their projected production ramps, higher inorganic revenues related to business acquisitions, higher customer-funded development program sales, and higher aftermarket service and support sales. These areas of growth will be partially offset by lower A330 sales due to OEM rate reductions and lower regulatory mandate sales.

Business & Regional Aviation Electronics
Business & regional aviation electronics sales are expected to decrease mid-single digits. Sales will decline primarily due to lower production rates of the Global 5000/6000 as well as the expectation of production cuts on other business jet platforms, partially offset by increases for the CSeries and Legacy 450/500 production ramps and higher aftermarket service and support and cabin retrofit sales.

Wide-body IFE

Sales of wide-body in-flight entertainment products and services are expected to decrease by about 35%, or approximately $20 million, due to the company’s decision to cease investing in this product area.

Government Systems

Government Systems provides avionics, communication and navigation products, and surface solutions to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Government Systems fiscal year 2016 revenue is expected to be up low-single digits when compared to 2015, driven primarily by an increase in international sales. U.S. defense sales are expected to be about flat due to the continuing impacts of sequestration. Increases in tanker/transport and GPS navigation sales are expected to be partially offset by lower JHMCS helmet and Firestorm product sales.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration, commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity. IMS sales are expected to grow high-single digits driven by growth in airline and business aviation related sales.

Operating Margin, Expense and Cash Flow Assumptions

Other assumptions integral to the company’s projected financial guidance for fiscal year 2016 are as follows:

•	Combined segment operating margins are expected to be about 21%.

•	Total research and development (R&D) investment is expected to be approximately $1 billion, or 19% of sales.

•
The company is in the process of evaluating certain restructuring activities that are expected to result in a charge in the range 10 to 15 cents of earnings per share in the first quarter of fiscal 2016. The restructuring charge and the resulting savings are included in the financial guidance.

•	Postretirement benefit expense is expected to decline approximately $10 million year-over-year.

•
The company’s effective income tax rate is projected to be about 28% and does not include any benefit from the Federal Research & Development Tax Credit that expired on December 31, 2014. The effective income tax rate does include the benefit of certain tax planning strategies that are expected to primarily benefit the second half of fiscal 2016.

•	Cash flow from operations is projected to be in the range of $700 million to $800 million and includes:

•
A $100 million net increase in pre-production engineering costs included in inventory as the company continues to fund development projects on which customers have provided contractual guarantees for reimbursement. The net increase is primarily driven by development for the Boeing 737 MAX, the Bombardier CSeries and Global 7000/8000.

•	A $55 million discretionary contribution to the company’s qualified defined benefit pension plan.

•	Capital expenditures are projected to total about $200 million for fiscal year 2016.

The following table is a summary of the company's financial guidance for fiscal year 2016:

•	Total sales	$5.3 Bil. to $5.4 Bil.
•	Total segment operating margins	About 21%
•	Earnings per share	$5.20 to $5.40
•	Cash flow from operations	$700 Mil. to $800 Mil.
•	Total research & development investment*	About $1 Bil.
•	Capital expenditures	About $200 Mil.

*Total research and development investment consists of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Fiscal 2015 Guidance

Rockwell Collins also reaffirms fiscal year 2015 continuing operations guidance including sales of approximately $5.25 billion to $5.3 billion and diluted earnings per share in the range of $5.15 to $5.25. The guidance for fiscal year 2015 operating cash flows has been narrowed to be in the range of $725 million to $750 million (previously in the range of $725 million to $775 million).

About Rockwell Collins

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com